UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2022

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around April 22, 2022.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;

•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;

•	liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws;

•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index businesses;

•	failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•	the failure to recruit, develop, and retain qualified employees;

•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event, including an outage of our database, technology-based products and services or network facilities;

•	failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions; prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business;

•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;

•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;

•	the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate;

•	the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations;

•	challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;

•	our indebtedness could adversely affect our cash flows and financial flexibility; and

•	the failure to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: March 18, 2022

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through March 4, 2022. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

Exposure to Russia, Ukraine, and China

1.	Please summarize any direct exposure that you have to Russia / Ukraine from either a sales or expense perspective. Do you have any significant sales in Russia or Ukraine? Are any of your significant suppliers impacted by the war and subsequent sanctions? Is there any other exposure to this conflict that you would make us aware of as potentially material to your business?

Can you please also confirm what % of your revenue is generated in China? What % of your COGS / supplies are generated in China? Where relevant, please specify whether China revenues are for end-consumption in the Chinese market or if these are sales to manufacturing for re-export to other countries.

Our existing sales in Russia are immaterial to the overall business and we currently do not have any clients procuring our products or services in Ukraine. We have recently stopped delivery of most services to Russian clients.

We do have a long-standing relationship with a third-party vendor in Ukraine which provides contract labor in support of development efforts at PitchBook and consider them an important part of the Morningstar group.   Our team is currently working to provide financial help and other assistance to these individuals as the situation unfolds.  Through advanced preparation and business continuity planning, there has been limited disruption to the operations of PitchBook or our clients’ access to the platform.  Our IT infrastructure team is proactively monitoring for threats to cybersecurity. We do not have any other exposure to Ukraine in our business.

External sales in China are also not material to our business.  Our current operations in China primarily support our global business.  We have a substantial number of employees working in our data and technology development center in Shenzhen, China.  These team members support certain data collection efforts, software development and work on other projects.  Our business is not impacted by sales to manufacturing for re-export to other countries.

Sustainalytics

2.	Can you elaborate on the company’s progress integrating Sustainalytics’ ESG research and data into other areas of the business and how much additional opportunity is there? How much ESG revenue is Morningstar realizing outside of the reported Sustainalytics revenue? What is the total addressable market opportunity for Sustainalytics?

As we noted in our 2021 results, Sustainalytics generated $78.9 million in revenue last year and 44.4% organic growth in the second half of the year.   Almost all of our current ESG revenue is included within Sustainalytics, and growth has been driven by robust demand from both investor and corporate clients. Within our investor segment, we continue to see significant market opportunity for ESG ratings (both fund-level and security level) and data solutions. For corporate clients, we are investing heavily to meet demand for second-party opinions for green and sustainability bonds as well as licensed corporate ratings.

While we are pleased with the performance of Sustainalytics, our overall objective is to establish leading ESG positions across our business areas, and we are making good progress in pulling through ESG-related data and research across Morningstar.  We are particularly focused on enabling the adoption and implementation of ESG in the wealth space as we believe that doing so unlocks new personalization and impact tools for advisors and individuals.  For example, our direct indexing solution for advisors will feature Sustainalytics data at its core.  Additionally, our indexes team has introduced a comprehensive set of ESG and climate indexes, including the Morningstar EU Climate Indexes.  Finally, our Software offerings, from Morningstar.com, Direct, and PitchBook now have ESG Risk Ratings available for public market securities.  Each of these offerings has a robust development plan for 2022, including screening and reporting tools focused on enabling a friction-free ESG experience.

We are helping to shape the market with our products and services and continue to refine as the industry grows and matures. We’ve seen estimates for ESG market size that range from several hundred million to several billion U.S. dollars, which suggests the scope of the market hasn’t yet been consistently defined given the relative nascency of this fast-growing industry.

PitchBook

3.	Can you provide an update on the 2021 client breakdown for PitchBook? What client segments have been driving the exceptional PitchBook revenue growth? How is Morningstar currently thinking about the total addressable market for PitchBook?

We had another strong year with PitchBook, which just celebrated the 15-year anniversary of its founding.  Revenue grew 44.3%, reaching $290.2 million in 2021.   Our growth continues to come from three main drivers: Increasing the core customer user base (i.e., private equity and venture capital firms and institutional investors), increasing the user base through “adjacent” customer segments (i.e., corporate M&A teams, investment banks, and service providers), and innovation and product upgrades that add value and allow customers to use PitchBook more often to meet their needs. In 2021, over half of PitchBook’s growth was driven by new sales.  As the existing client base grows and we continue to see strong net renewals, we expect the proportion of PitchBook’s growth that comes from existing clients to increase over time. PitchBook’s revenue renewal rate was 127% in 2021.

Our view of the addressable market for PitchBook remains consistent with what we last disclosed.   We estimate that our total addressable market (TAM) is $3.5 billion globally, and our pool of potential clients has expanded over time as more participants engage with PitchBook-supported use cases.  Use case assumptions feature prominently in our TAM methodology. To be included in the TAM, a firm must be active in at least one use case that PitchBook supports (two use cases for companies). Examples of use cases include identification of comparables and valuation work, deal sourcing, market intelligence, raising capital, etc.  Our core investor client segments, which include private equity, venture capital, investment banks, and other investors, currently represent about 35% of the client count assumption we use to size the market. Other service providers represent about 25%, and companies represent about 31%. While still a relatively small percent of our client base, we have also seen strong growth with limited partners and continue to build new data, research and features that target workflows specific to this client type. We continue to see TAM growth in the corporates vertical as private market importance grows and market intelligence and M&A activity continues to increase.

Morningstar Indexes

4.	Asset value linked to Morningstar Indices increased 82.4% in 2021 to $147 bil. What drove this increase and how is Morningstar thinking about the long-term growth opportunity for the index business?

We believe we are building world-class index capabilities and our success in 2021 is the latest evidence of our ambition in this space.  Asset values linked to Morningstar Indexes grew during 2021 at the fastest pace we’ve seen to date.  The increase was driven by three areas:  incremental investment flows into existing clients’ products, market appreciation, and new client wins.  New client wins were the largest contributing factor, due in part to a large client that converted to Morningstar Indexes from MSCI in the second quarter. The remainder of asset growth was due to in-flows into existing products and market appreciation.  Particularly strong were flows into JP Morgan Beta Builders Europe, iShares Core Dividend Growth, FlexShares Morningstar Global Upstream Natural Resources, and VanEck Morningstar Wide Moat.  Flows outpaced market growth by nearly two to one during 2021.  Longer-term, we expect the same factors to contribute to growth particularly in emerging areas such as ESG,  thematics, and private equity.

In addition to expanded opportunities in AUM-linked revenue, we believe that the market for Index licensed data continues to be ripe for disruption. Industry consolidation has resulted in increased pricing by entrenched competitors leading clients to look for alternatives.  In fact, in 2021, licensed data was the fastest growing part of our indexes business, and we expect that to continue.

Morningstar Employee Turnover

5.	Can you discuss the drivers of the increase in the average employee turnover rate to 18.5% in 2021 from 11.8% in 2020? What is the company doing to improve employee turnover?

Attrition rose in 2021 across all our regions and business lines, consistent with what we have observed in most industries and geographies.  Approximately 45% of the year-over-year increase related to India where we saw attrition rise from 9.7% in 2020 to 18.6% in 2021. We believe the 2021 figures reflect a more normalized labor market in that country.   About 30% of the year-over-year increase came from the Americas where we saw attrition rise from 11.3% in 2020 to 17.8% in 2021.

For historical context, our attrition from 2017-2019 averaged 16.6%, which we consider a more normalized number than what we experienced during the period following the start of the pandemic.

We have three key initiatives underway to bring attrition down.  First, we re-engineered our exit interview process to gain better insights into why people are leaving.   We are using that information to inform our countermeasures.  Second, we invested much more in base compensation increases in 2021 and 2022 compared with 2020.  Third, we are investing in improving internal career mobility opportunities for our people.

Morningstar Advisor Workstation

6.	Why did Workstation Clients decline by 5% in 2021 and do you expect trends to improve in 2022?

The decline in clients for Advisor Workstation was primarily a result of industry consolidation.  Given the number of enterprise clients that we serve, we are not immune to M&A activity in the wealth management sector.   Despite this activity, we maintained relationships with nearly all of the newly combined organizations and continued to see strong trends in users across our client base.

More importantly, we grew organic revenue for Advisor Workstation by 4.8% in 2021 due to demand for regulatory solutions.   We are driving further product enhancements centered around a few areas.  We are building more personalization, including the ability to provide advice based on investor’s risk tolerance, risk capacity, and ESG preferences.  We are further upgrading the platform with a modernized user experience for advisors.  In addition, we continue to add key capabilities like financial planning and the meeting of compliance and regulatory needs in both the US and Canada.   We are pleased with our work here and are committed to this path into 2022 to deliver increased value to our clients and investors.

Tax Rate

7.	In your most recent quarterly earnings press release, you provide a reconciliation from consolidated diluted net income per share to adjusted diluted net income per share, which results in 4Q adjusted diluted net income per share being down from 1.57 in 2020 to 1.50 in 2021. With adjusted operation income up nearly 8% over the same period, it appears that most of the difference can be traced to a higher tax rate year over year. On a reported basis, that tax differential is nearly 500 basis points. So, can you a) confirm whether there is anything significant, beyond the tax rate, that would impact these results, b) confirm whether the differential in the tax rate implied in the adjusted diluted net income per share is similar to the year-over-year differential in the reported results, c) explain what's driving the tax rate differential and d) advise on whether investors should expect the higher tax rate to persist or revert to old levels?

You are correct in identifying that the tax rate and impacts on certain one-time items are the main cause of the different growth trend in adjusted diluted net income per share versus adjusted operating income.  Our effective tax rate in the fourth quarter of 2021 was 24.7%, compared to 20.2% in the prior year.  The lower rate in the fourth quarter of 2020 was due to adjustments to the non-taxable holding gain related to the Sustainalytics acquisition as well as other adjustments for equity method investments.   The effective rate in the fourth quarter of 2021 was higher and negatively impacted by certain minimum taxes and other non-deductible expenses.

We also saw an effective rate for the full year in 2021 of 24.5% compared to 21.1% in 2020.   As we disclosed in the 2021 10-K, this was due to similar factors including the non-taxable holding gain, minimum taxes, and other non-deductible expenses.

While we do not forecast a tax rate, it is helpful to look back prior to the Sustainalytics acquisition.  Our effective rate in 2019 was 23.1%.   Every year tends to be different given discrete items that impact our rate (for instance, M&A activity).  Our expectation is that a go-forward rate could be closer to the rate in 2019, absent discrete items.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: March 18, 2022	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer